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                                UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                         Esterline Technologies Corp.
- --------------------------------------------------------------------------------
                               (Name of Issuer)


                                    Common
- --------------------------------------------------------------------------------
                        (Title Of Class of Securities)


                                   297425100
                        -----------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 297425100                   13G                     Page 2 of 11 Pages


1  NAME OF REPORTING PERSON
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Merrill Lynch & Co., Inc.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  Joint Filing  (a) [_]
                                                                    (b) [_]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5  SOLE VOTING POWER

            None

6  SHARED VOTING POWER

            350,600

7  SOLE DISPOSITIVE POWER

            None

8  SHARED DISPOSITIVE POWER

            350,600

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            350,600

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            N/A

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.4

12 TYPE OF REPORTING PERSON*

            HC, CO

                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 297425100                   13G                     Page 3 of 11 Pages


1  NAME OF REPORTING PERSON
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Merrill Lynch Group, Inc.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  Joint Filing  (a) [_]
                                                                    (b) [_]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5  SOLE VOTING POWER

            None

6  SHARED VOTING POWER

            350,600

7  SOLE DISPOSITIVE POWER

            None

8  SHARED DISPOSITIVE POWER

            350,600

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            350,600

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            N/A

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.4

12 TYPE OF REPORTING PERSON*

            HC, CO

                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 297425100                   13G                     Page 4 of 11 Pages


1  NAME OF REPORTING PERSON
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Princeton Services, Inc.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  Joint Filing  (a) [_]
                                                                    (b) [_]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5  SOLE VOTING POWER

            None

6  SHARED VOTING POWER

            350,600

7  SOLE DISPOSITIVE POWER

            None

8  SHARED DISPOSITIVE POWER

            350,600

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            350,600

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            N/A

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.4

12 TYPE OF REPORTING PERSON*

            HC, CO

                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 297425100                   13G                     Page 5 of 11 Pages


1  NAME OF REPORTING PERSON
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Fund Asset Management, L.P.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  Joint Filing  (a) [_]
                                                                    (b) [_]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5  SOLE VOTING POWER

            None

6  SHARED VOTING POWER

            350,600

7  SOLE DISPOSITIVE POWER

            None

8  SHARED DISPOSITIVE POWER

            350,600

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            350,600

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            N/A

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.4

12 TYPE OF REPORTING PERSON*

            IA, PN

                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 297425100                   13G                     Page 6 of 11 Pages


1  NAME OF REPORTING PERSON
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Merrill Lynch Phoenix Fund, Inc.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  Joint Filing  (a) [_]
                                                                    (b) [_]

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION

            Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5  SOLE VOTING POWER

            None

6  SHARED VOTING POWER

            350,600

7  SOLE DISPOSITIVE POWER

            None

8  SHARED DISPOSITIVE POWER

            350,600

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            350,600

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            N/A

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.4

12 TYPE OF REPORTING PERSON*

            IV

                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G


Item 1 (a)         Name of Issuer:
                   --------------

                   Esterline Technologies Corp.

Item 1 (b)         Address of Issuer's  Principal Executive Offices:
                   ------------------------------------------------

                   10800 North East 8th St.
                   Suite 600 Bellevue, Wash. 98004

Item 2 (a)         Names of Persons Filing:
                   -----------------------

                   Merrill Lynch & Co., Inc.
                   Merrill Lynch Group, Inc.
                   Princeton Services, Inc.
                   Fund Asset Management, L.P.
                   Merrill Lynch Phoenix Fund, Inc.

Item 2 (b)         Address of Principal Business Office, or, if None, Residence:
                   ------------------------------------------------------------

                   Merrill Lynch & Co., Inc.
                   World Financial Center, North Tower
                   250 Vesey Street
                   New York, New York  10281

                   Merrill Lynch Group, Inc.
                   World Financial Center, North Tower
                   250 Vesey Street
                   New York, New York  10281

                   Princeton Services, Inc.
                   800 Scudders Mill Road
                   Plainsboro, New Jersey  08536

                   Fund Asset Management, L.P.
                   800 Scudders Mill Road
                   Plainsboro, New Jersey  08536

                   Merrill Lynch Phoenix Fund, Inc.
                   800 Scudders Mill Road
                   Plainsboro, New Jersey  08536

                               Page 7 of 11 Pages

Item 2 (c)         Citizenship:

                   See Item 4 of Cover Pages

Item 2 (d)         Title of Class of Securities:
                   ----------------------------

                   Common Stock

Item 2 (e)         CUSIP Number:
                   ------------

                   297425100

Item 3

          Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group") and Princeton Services, Inc. ("PSI") are parent holding companies, in accordance with Section 240.13d-1(b)(ii)(G). Fund Asset Management, L.P. ("FAM") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Merrill Lynch Phoenix Fund, Inc. is an investment company registered under Section 8 of the Investment Company Act of 1940.

Item 4      Ownership
            ---------

            (a)   Amount Beneficially Owned:

        See Item 9 of Cover Pages. Pursuant to Section 240.13d-4, ML&Co., MLGroup, PSI, FAM and Merrill Lynch Phoenix Fund, Inc. (the "Reporting Persons") disclaim beneficial ownership of the securities of Esterline Technologies Corp. referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities of Esterline Technologies Corp. covered by this statement.


            (b)   Percent of Class:

                            See Item 11 of Cover Pages

            (c)   Number of shares as to which such person has:

                 (i)    sole power to vote or to direct the vote:

                            See Item 5 of Cover Pages

                 (ii)   shared power to vote or to direct the vote:

                            See Item 6 of Cover Pages

                 (iii)  sole power to dispose or to direct the disposition of:



                               Page 8 of 11 Pages

                            See Item 7 of Cover Pages

                 (iv)   shared power to dispose or to direct the disposition of:

                            See Item 8 of Cover Pages

Item 5             Ownership of Five Percent or Less of a Class.
                   --------------------------------------------

                   Not Applicable

Item 6             Ownership of More than Five Percent on Behalf of Another
                   --------------------------------------------------------
                   Person.
                   ------

        FAM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and acts as an investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940. With respect to securities held by those investment companies, several persons have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. Merrill Lynch Phoenix Fund, Inc. a reporting person on this Schedule 13G for which FAM serves as investment adviser, has an interest that relates to more than 5% of the class of securities reported herein. No other person has an interest that relates to more than 5% of the class of securities reported herein.


Item 7             Identification and Classification of the Subsidiary Which
                   ---------------------------------------------------------
                   Acquired the Security Being Reported on by the Parent
                   -----------------------------------------------------
                   Holding Company.
                   ---------------

                   See Exhibit A

Item 8             Identification and Classification of Members of the Group.
                   ---------------------------------------------------------

                   Not Applicable

Item 9             Notice of Dissolution of Group.
                   ------------------------------

                   Not Applicable

Item 10            Certification.
                   -------------

        By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary

                               Page 9 of 11 Pages
course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.
- ---------

        After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1994                Merrill Lynch & Co., Inc.

                                        /s/ David L. Dick
                                        --------------------------
                                        Name: David L. Dick
                                        Title: Assistant Secretary

                                        Merrill Lynch Group, Inc.

                                        /s/ David L. Dick
                                        --------------------------
                                        Name: David L. Dick
                                        Title: Secretary

                                        Princeton Services, Inc.

                                        /s/ David L. Dick
                                        --------------------------
                                        Name: David L. Dick
                                        Title: Attorney-in-Fact*

                                        Fund Asset Management, L.P.
                                        By:  Princeton Services, Inc.
                                             (General Partner)

                                        /s/ David L. Dick
                                        --------------------------
                                        Name: David L. Dick
                                        Title: Attorney-in-Fact**

                                        Merrill Lynch Phoenix Fund, Inc.

                                        /s/ David L. Dick
                                        --------------------------
                                        Name: David L. Dick
                                        Title: Attorney-in-Fact**

- ----------------
* Signed pursuant to a power of attorney, dated February 10, 1994, included as an exhibit to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc., et. al. on February 14, 1994 with respect to Dial REIT Inc.

** Signed pursuant to a power of attorney, dated February 10, 1994, included as an exhibit to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc., et. al. on February 14, 1994 with respect to Matrix Service Company.

                              Page 10 of 11 Pages

                           Exhibit A to Schedule 13G
                           -------------------------

                   ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                   -----------------------------------------

        Three of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), and Princeton Services, Inc. ("PSI") a Delaware corporation with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, are parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G). Pursuant to the instructions in Item 7 of Schedule 13G, the relevant subsidiaries of ML&Co. are ML Group and PSI, which is the general partner of Fund Asset Management, L.P. ("FAM"). The relevant subsidiary of ML Group is PSI.

        ML Group, a wholly-owned direct subsidiary of ML&Co., may be deemed to be the beneficial owner of 5.4% of the securities of Esterline Technologies Corp. by virtue of its control of its wholly-owned subsidiary, PSI.

        PSI, a wholly-owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of 5.4% of the securities of Esterline Technologies Corp. by virtue of its being the general partner of FAM.

        FAM, a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. FAM may be deemed to be the beneficial owner of 5.4% of the common stock outstanding of Esterline Technologies Corp. as a result of acting as investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940.

        One registered investment company advised by FAM, Merrill Lynch Phoenix Fund, Inc. is the beneficial owner of 5.4% of the securities of Esterline Technologies Corp.

                              Page 11 of 11 Pages